Exhibit 10.68

COMMERCIAL

LEASE

THIS LEASE is made as of this 18th day of August, 2000, by and between Beard Sawmill LLC, a Connecticut limited liability company (hereinafter referred to as “Landlord”) and the following party (hereinafter referred to as “Tenant”):

PHYSICIANS HEALTH SERVICES OF CONNECTICUT, INC., a Connecticut corporation

IN CONSIDERATION of the mutual benefits and obligations set forth in this Lease, Landlord and Tenant agree as follows:

ARTICLE I—LEASING DATA

1.1. LEASING DATA. This Article contains data used in other provisions of this Lease but set forth in this Article for ease of reference. For example, although the Monthly Base Rent is specified in this Article, Article IV is the operative provision of the Lease regarding the payment of the Monthly Base Rent. Whenever any item contained in this Article is more specifically described in a subsequent Article of the Lease, the more specific description will control.

(a)	The “Building” is the proposed building in which the Leased Premises is to be located and is known as Route 8 Corporate Center, Shelton, Connecticut as more specifically described in Exhibit C attached hereto.

(b)	The “Leased Premises” is located on the 3rd, 4th, 5th and 6th floors of the Building, with the floor area outline of the Leased Premises being shown on Exhibit A, attached hereto.

(c)	Provided the Building is constructed in accordance with the plans and specifications attached hereto as Exhibits A-1 through A-6, the “Leased Premises Square Footage” shall be 104,233. If the Building is not constructed in accordance with such plans and specifications, the Leased Premises Square Footage will be subject to measurement and verification as provided for in paragraph 2.17 hereof. Notwithstanding the BOMA standard method per Exhibit G attached hereto for measuring the Leased Premises, Tenant’s Leased Premises Square Footage shall include Tenant’s Percentage of the rentable square footage of the Building’s cafeteria and the health club, nonetheless measured by the BOMA Standard method. For purposes of calculating Tenant’s Base Rent obligations and Tenant’s Percentage (i) the rentable area of the Leased Premises shall be measured using the method for determining “Rentable Area” set forth in the aforementioned BOMA standard, and (ii) the load factor (i.e., the difference between the “Usable Area” of the Premises, and the “Rentable Area” of the Premises, both determined pursuant to the aforementioned BOMA standard), shall not exceed twelve percent (12%).

(d)	The “Initial Commencement Date” is no later than the earlier of 9 months after the delivery of all of the structural steel for the Building (“Steel”) to the Project, or 14 months after the execution of the Lease by Landlord, Tenant and execution of the Guaranty attached as Exhibit F hereto by Foundation Health Systems, Inc., (collectively, “Execution”) provided that Tenant provides Landlord with approved floor plans 60 days from execution of this Lease. Landlord’s approval of Tenant’s floor plan, space plan and other documents requiring Landlord’s approval shall in no event be unreasonably withheld, and Landlord shall, not later than five (5) days after submission of the same, grant its approval or provide specific, written objections thereto. The Initial Commencement Date will automatically extend one day for each day Tenant delays in providing said floor plans. The Initial Commencement Date is the date upon the occurrence of all of the following:

•

Substantial completion of the base building, exterior landscaping (to the extent possible in the season), parking and roadways and substantial completion of Tenant’s leasehold improvements all in accordance with specifications pursuant to the attached Exhibit C. Substantial completion, as defined herein, of all work shall be certified by Tenant’s architect in its reasonable discretion, with the possible exception of “Punch List Items”. “Punch List Items” means those items (including exterior landscaping) whose failure to complete will not materially adversely affect Tenant’s ability to use the Leased Premises for the purposes stated herein and which are agreed to as such in a writing signed by both Landlord and Tenant. Landlord will, nevertheless, promptly and diligently pursue the completion of any such Punch List hems. Landlord represents and warrants that upon delivery of vacant possession of the Leased Premises to Tenant with all of Landlord’s work as provided herein, duly completed, the Building of which the Leased Premises are a part, the Leased Premises, and all systems serving the Leased Premises, HVAC, plumbing, sewer sprinkler and electrical systems, will be in good working order and condition, and in compliance with all laws and building codes, including but not limited to the Americans with Disabilities Act.

•	Issuance of a Certificate of Occupancy by the City of Shelton.

(e)	The “Initial Term” is the period of time beginning with the Initial Commencement Date and ending at the end of the 180th full calendar month from and after the Initial Commencement Date.

(f)	The “Leased Premises Use” is general office purposes and uses reasonably similar or incidental thereto.

(g)	The “Base Rent” for the Initial Term is $14.00 per rentable square foot per annum for years 1 – 15 or $121,605 per month.

(h)	The “Security Deposit” is $-0-.

(i)	The “Notice Address” for Landlord and Tenant are:

Landlord:

Beard Sawmill LLC

c/o R. D. Scinto, Inc.

P.O. Box 880

Shelton, CT 06484

Tenant:

Physicians Health Services of Connecticut, Inc.

One Far Mill Crossing

P.O. Box 904

Shelton, CT 06484

Attn: Chief Financial Officer

Foundation Health Systems, Inc.

P.O. Box 2470

Rancho Cordova, CA 95741-2470

Attn: Director of Real Estate

(j)

If the Leased Premises are not substantially completed as defined in paragraph 1.1(d) hereof, Tenant shall, following the day that the Leased Premises have actually been substantially completed, receive one day of free rent for each day of delay after such date. If the Leased Premises are not substantially completed within nine months following delivery of the Steel to the Project or 14 months from full execution of this Lease and the Guaranty, (as may be extended pursuant to paragraph 1.1(d), whichever is sooner, Tenant may upon notice and at its option terminate the Lease at any time thereafter. Landlord shall order the Steel immediately upon Execution. If the Steel has not been delivered to the Project within six months after Execution, Tenant may upon notice and at its option terminate the Lease at any time thereafter. Landlord shall notify Tenant in writing of the delivery of the Steel to the Project promptly upon such delivery. Time is of the essence of such dates and any election by Tenant not to terminate on any date thereafter shall constitute a waiver of such time of the essence as to that date only and each date thereafter is deemed to be a new time is of the essence date if Tenant has not elected to Terminate on the immediately preceding time of the essence date. If Tenant does not so terminate, the free per day rent for each day of delay until substantial completion shall continue to accrue to the benefit of Tenant Notwithstanding this right of Tenant to terminate, nothing herein is intended to preclude Tenant from seeking specific performance of this Lease against Robert D. Scinto as guarantor pursuant to the terms of his guaranty of even date herewith (which guaranty shall be in the form attached hereto as Exhibit I).

ARTICLE II—DEFINITIONS

2.01. CAPITALIZED WORDS AND PHRASES. This Lease contains many words and phrases with initial, capitalized letters. These words and phrases are used as specially defined terms in an effort to make the Lease easier to read. An effort has been made to set forth some of the more common defined terms in this Article, but other Articles may also contain defined terms. Whenever a capitalized word or phrase is used in this Lease, it shall have the definition specifically ascribed to it, unless the context of the usage implies otherwise. Some of the definitions listed below may not be used in the main body of the Lease. Some definitions which may not be used in the main body of the Lease are nevertheless listed because in some situations, the Data Section or additional provisions or exhibits added to the Lease may incorporate the use of such definitions.

2.02. “ADDITIONAL RENT” means any charge, other than the Base Rent, payable by Tenant to Landlord under any provision of this Lease.

2.03. “BUILDING” means the building to be built in which the Leased Premises are to be located.

2.04. “COMMON AREA” means all portions of the Project other than the Leased Premises and other Tenant spaces including common corridors, mechanical rooms, lobby areas, elevator lobbies, common bathrooms, any area for the mutual benefit of all Tenants in the Building (e.g. health club, gift shop, cafeteria), all as measured pursuant to the BOMA standard method for measurement as outlined in the attached Exhibit G and verified by Tenant’s architect.

2.05. “CONSENT” OR “APPROVAL” of either party means the consent or approval given by such party in writing which consent or approval shall not be unreasonably withheld, unless this Lease specifically provides otherwise to the contrary.

2.06. INTENTIONALLY OMITTED.

2.07. “FISCAL YEAR” means the 12 month periods comprising the calendar year for the purposes of computing Monthly Additional Rent. Landlord may change such fiscal year upon notice to Tenant and upon such change there shall be an equitable and proportional adjustment.

2.08. “LANDLORD’S INSURANCE PREMIUMS” means the premiums for Landlord’s Insurance Coverages, Landlord’s Insurance Coverages being defined in paragraph 8.02.

2.09. “LEASED PREMISES” means the rentable space leased to Tenant at the Project, as generally described in the data section.

2.10. “LEASED PREMISES SQUARE FOOTAGE” means the square footage set forth in Article I, which represents square footage of the Leased Premises as measured by BOMA standards and verified by Tenant’s architect.

2.11. “LEASED PREMISES UTILITY CHARGES” means the charges payable by Tenant for its utility consumption at the Leased Premises, as further described in paragraph 5.02.

2.12. “NOTICE” means only written notification given by one party to the other or to Landlord’s mortgagee, if any, if required under this Lease. Notice may only be given by: a form of US Mail in which the recipient is required to sign a receipt (such as certified, return receipt); a nationally recognized courier service which requires the recipient to sign a receipt (such as Federal Express or UPS Next Day); All Notices will be effective on receipt. Notice must be given to the other party at the party’s Notice Address. The Notice Address for each party is the address listed in the Data Section of this Lease, or to such other address designated by a party by Notice to the other party, provided, that neither shall not be required to give Notice to more than one address, unless otherwise specified herein.

2.13. “PROJECT” means the Building and the real estate associated with the Building, the boundary of which is described on Exhibit B.

2.14. “PROJECT OPERATING EXPENSES” means all of the reasonable and necessary expenses incurred by Landlord in the Operation of the Project except for those expenses which are specifically excluded in this paragraph below, as may be adjusted by the following sentence. If during all or part of any Calendar Year the Project has not been fully occupied, then for the purposes of computing Project Operating Expenses for such Calendar Year, Project Operating Expenses shall be those expenses which would have reasonably and necessarily been incurred had the Project been fully occupied and would otherwise qualify as proper Project Operating Expenses. The preceding sentence shall in no event allow Landlord to receive payment or reimbursement for more than 100% of the expenses actually incurred by Landlord for the relevant Calendar Year. Project Operating Expenses includes, without limitation; (a) the cost of any personnel of Landlord directly involved in the operation of the Project, provided such personnel are not above the grade of building manager and provided that the cost of any personnel serving more properties than the Project is allocated to the Project only in proportion to the time spent on the Project business; (b) the cost of equipment and supplies used in the maintenance and operation of the Project (salt and sand in the winter months, for example); (c) the cost of keeping the Project in good repair (repairs & replacements but excluding replacements of a capital nature); (d) the cost of utilities serving the Common Area and utilities serving the Leased Premises other than those in Article 5 hereof (electricity for the parking lot lighting and HVAC, for example); (e) a reasonable management fee consistent with the operation of a first-class office building in the Shelton, CT area, however, in no event shall the fee exceed that charged other tenants of comparable size and shall in no event exceed five percent (5%) of the Project’s gross rents in any calendar year; (f) the cost of maintenance and cleaning of the Common Area; (g) the cost of equipment maintenance contracts; (h) landscaping costs; (i) restriping and repairing the parking area serving the Project; (j) Landlord’s Insurance Premiums; (k) Project Taxes; and (l) any other item reasonably expended to maintain the Building in at least the same manner as other first-class office buildings in the Shelton, CT market which would constitute an operating expense under generally accepted accounting principles and which is not otherwise excluded from Project Operating Expenses under this Lease. Project Operating Expenses shall not include; (a) mortgage principal and interest payments; (b) cost of refinancing any indebtedness secured by the Building; (c) ground rent and related costs; (d) depreciation and amortization of building or equipment; (e) interest or penalties resulting from late payments by Landlord; (f) advertising costs; (g) brokers’ leasing commissions; (h) tenant leasehold improvements; (i) capital improvements; (j) any costs reimbursed by insurance companies or governmental authorities; (k) legal fees for the enforcement of any other tenant’s leases; (l) the cost of fine art work (other than normal costs associated with maintaining, but not acquiring quality decorative artwork); (m) off-site management personnel and overhead; (n) Landlord’s cost of electricity and other services that are sold to tenants and for which Landlord is entitled to be reimbursed by tenants as an additional charge or rental over and above the base rent payable under the lease with such tenant; (o) expenses in connection with services or other benefits of a type which are not provided Tenant but which are provided to another tenant or occupant; (p) overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the real property, to the extent only that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or affiliate; (q) all items and services for which Tenant reimburses Landlord or pays third persons; (r) any costs, fines or penalties incurred due to violations by Landlord or any governmental rule or authority; (s) any charge or expense to the extent that it is materially in excess of that charged by landlords for similar buildings in the general vicinity of the Leased Premises; (t) costs due to Landlord’s violation of law; (u) the amount of any deductible with respect to Landlord’s insurance, the costs of self-insurance or any risk against which Landlord has elected to self-insure; (v) curing of construction defects; (w) any and all costs of Landlord in bringing the Building into compliance with building codes and other laws

(unless caused by Tenant’s unique use of the Premises contrary to general office use); (x) any and all costs of Landlord in complying with environmental regulations including, but not limited to, the costs and expenses of clean-up, remediation, environmental surveys/assessments, compliance with environmental laws, consulting fees, treatment and monitoring charges, transportation expenses and disposal fees, etc.; (y) any and all costs incurred by Landlord in connection with the transfer or disposition of Landlord’s interest in the Building or Project; (z) costs for which Landlord has been compensated by a management fee; (aa) costs arising from the negligence or fault of other tenants or Landlord; (bb) costs arising during the contractual warranty period from construction defects in the base, shell or core of the Building or improvements installed by Landlord; (cc) “in-house” legal and/or accounting fees; and (dd) any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as operating expenses by comparable landlords of comparable buildings.

2.15. “PROJECT TAXES” means the regularly assessed and payable real estate tax of the City of Shelton as may from time to time be abated and any other tax or use charge to be imposed upon the Project or its operation, such as, without limitation: a sewer assessment or use charge; a fire district tax; and/or a special taxing district tax. Project Taxes does not include any personal property tax imposed upon the personal property of any tenant in the Building or any other tax which may be imposed directly upon a tenant in the Building rather than the Project or its owner generally, or any income, profit, franchise, rent, sales, gift, estate, inheritance or similar taxes. Landlord represents that it is not aware of any tax other than real property tax with regard to the Project nor has it received any information regarding the assessment of any such tax. Landlord agrees to appeal the initial and/or any subsequent assessment and pursue same diligently at the request of Tenant based upon such assessment being unreasonable. Tenant agrees to continue to pay taxes based upon such assessments pending such appeal.

2.16. “RENT” means all sums payable by Tenant to Landlord under the provisions of this Lease, including all Base Rent and Additional Rent.

2.17. “TENANT’S PERCENTAGE” means the percentage equivalent to the ratio of the Leased Premises Square Footage divided by the Total Building Square Footage, which may be proportionately adjusted upon any change in the Leased Premises Square Footage or Total Building Square Footage, but will not be adjusted based upon the degree of occupancy of the Project. Provided the Building is constructed in accordance with the plans and specifications attached hereto as Exhibits A-1 through A-6, Tenant’s Percentage shall be 70.11 percent. If the Building is not constructed in accordance with the plans and specifications attached hereto as Exhibits A-1 through A-6, Tenant’s Percentage will be determined by measuring pursuant to the BOMA standard method for measurement as outlined in the attached Exhibit G and verified by Tenant’s architect.

2.18. “TERM” means the period of time during which Tenant is entitled to possession of the Leased Premises in accordance with the provisions of this Lease, but does not include any holdover period.

2.19. “TOTAL BUILDING SQUARE FOOTAGE” shall be 148,669 square feet, provided that the Building is constructed in accordance with the plans and specifications attached hereto as Exhibits A-1 through A-6. Otherwise, the Total Building Square Footage will be determined by measuring the gross rentable square footage pursuant to the BOMA standard method for measurement as outlined in the attached Exhibit G and verified by Tenant’s architect of the rentable tenant spaces in the Building, whether rented or not. The Total Building Square Footage is subject to adjustment as measured pursuant to Exhibit G hereof and verified by Tenant’s architect, such as an increase if any additional rentable square footage is constructed as an addition to the Building.

2.20. “WALL STREET PRIME” means the interest rate published by the Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks, or a similar substitute rate reasonably selected by Landlord if the foregoing rate is no longer published. Unless a different rate is stated in this Lease, any sum owing from Landlord to Tenant under this Lease shall accrue interest at the Wall Street Prime plus two (2) percentage points.

ARTICLE III—LEASING OF LEASED PREMISES AND TERM OF LEASE

3.01. LEASING OF LEASED PREMISES. Landlord hereby leases the Leased Premises to Tenant for the Term, together with a right to all portions of the Common Area, subject to the other provisions of this Lease.

3.02. QUIET ENJOYMENT. Upon payment by Tenant of the Rents herein provided, and upon the substantial performance of all the covenants, provisions and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the Term without hindrance or interruption by Landlord or any person claiming by or through Landlord.

3.03. INTENTIONALLY OMITTED.

3.04. CONDITION OF LEASED PREMISES UPON DELIVERY TO TENANT. The Leased Premises shall be delivered to Tenant on the Initial Commencement Date in a condition, broom clean land free of all personal property of others with the base building, exterior landscaping (weather permitting), parking and roadway substantially completed as outlined in the Data Section and subject to completion of punch list items. Landlord will perform the work set forth in Exhibit C, attached hereto, as Landlord’s Initial Fit-Out Work. Any and all of Landlord’s Initial Fit-Out Work shall be performed by Landlord in a good and workmanlike manner using first-class materials as outlined in the Exhibit C. Landlord will commence any Landlord’s Initial Fit-Out Work on or before the date felt to be reasonably early enough for the Landlord’s Initial Fit-Out Work to be substantially completed on or before the Initial Commencement Date with the possible exception of punch list items as defined herein.

3.05. BEST EFFORTS. Landlord shall use its best efforts to complete the Building, the Project and Landlord’s Initial Fit-Out Work in a timely and good and workmanlike manner and as otherwise described in this Lease.

3.06. PRE INITIAL COMMENCEMENT DATE ACCESS. Tenant shall have the right of access, without any obligation to pay Rent, to the Leased Premises prior to the Initial Commencement Date upon notice to Landlord for the purposes of performing all work and installations for occupancy for the Tenant’s uses hereunder provided said access will be in a manner so as not to materially interfere with Landlord’s work.

ARTICLE IV—PAYMENT OF RENT

4.01. PAYMENT OF RENT. Tenant shall pay the monthly Base Rent and the Monthly Additional Rent on the first day of each calendar month during the Term, in advance. The amount of the Monthly Additional Rent and method of billing therefore is set forth in paragraph 4.02. Any other charge shall be due in accordance with the Lease provision governing the charge. For example, if Tenant is to pay Landlord for any fit-out work, the charge and manner of payment for that may be covered under the provision specifying the fit-out work.

4.02. MONTHLY ADDITIONAL RENT. The Monthly Additional Rent is: [i] Tenant’s Percentage of Project Operating Expenses; plus [ii] Leased Premises Utility Charges. At the beginning of each Calendar Year, Landlord shall prepare an itemized estimate (in reasonable detail) of all of the components of the Monthly Additional Rent expected to be incurred by Tenant during the ensuing Calendar Year. Landlord will provide a copy of the statement of estimated Monthly Additional Rent to Tenant and Tenant shall pay the Monthly Additional Rent based on Landlord’s estimated statement, each monthly payment to be 1/12 of the estimated Monthly Additional Rent to be incurred for the full Calendar Year. After the end of each Calendar Year, Landlord will prepare an itemized statement of the actual Monthly Additional Rent incurred by Tenant during the prior Calendar Year, together with a statement of any overpayment or underpayment of actual Monthly Additional Rent based upon the estimated payments made by Tenant. Landlord will render the statement of Monthly Additional Rent actually incurred by Tenant within 90 days after the end of each Calendar Year. In the case of an underpayment, Tenant shall pay the shortage to Landlord within 30 days after rendering the statement of actual Monthly Additional Rent to Tenant provided that such statement is delivered to Tenant within 120 days after the end of the calendar year (or else Tenant shall not be obligated to pay any such amount). In the case of an overpayment, Landlord will reimburse the amount of the overpayment to Tenant within 30 days after the rendering of the statement. In the event it becomes reasonably apparent to Landlord during the course of a Calendar Year that the actual Monthly Additional Rent will be materially different than the estimated Monthly Additional Rent (on account of an unexpected increase in the municipal real estate tax, for example), then Landlord may reasonably amend the statement of estimated Monthly Additional Rent and the monthly payments will be adjusted such that all of the newly estimated Monthly Additional Rent for the full Calendar Year will have been paid via the Monthly Additional Rent payments made prior to the new estimate plus payment of the equal adjusted installments of the Monthly Additional Rent payments remaining in the Calendar Year and further provided that Landlord provides reasonable evidence substantiating such material difference. If Landlord has not provided Tenant with a statement of estimated Monthly Additional Rent prior to the beginning of a Calendar Year, Tenant shall make installment payments based upon the installments in effect for the prior year until the new statement of estimated Monthly Additional Rent is rendered to Tenant. Any overestimate in excess of 10% per Calendar year exclusive of Property Taxes shall bear annualized interest at 2% over Wall Street Prime for the estimated rent for such Calendar year on the amount which is the difference between the estimated Operating Expenses and the actual Operating Expenses. The calculation of Monthly Additional Rent shall be in accordance with Generally Accepted Accounting Principles. Any component of Project Taxes shall be charged to any period as actually paid by the Landlord. For example, if Landlord receives a tax bill based on the List of October 1, 1998 which is due and payable on July 1, 1999 and January 1, 2000 covering the period July 1, 1999 to June 30, 2000 inclusive, the tax bill would be charged to the calendar year 1999 Project Operating Expenses. Tenant shall be entitled proportionately to any abatements or other similar benefits. If the City of Shelton changes its manner of taxation, the allocation of Project Taxes shall be correspondingly changed in an equitable manner. All utility bills and other similar expenses shall be allocated to the period of actual usage which resulted in the bill. For example, if Landlord receives a Common Area electric bill in January 1999, which bill covers a period beginning in November 1998 and ending in December 1998, the electric bill would be charged to 1998 Project Operating Expenses. During the three hundred sixty (360) day period after receipt of any instrument containing a computation of an actual month’s Additional Rent pursuant to this Article, (“Landlord’s Statement”), Tenant (or a representative of Tenant) may inspect and audit Landlord’s records relevant to the cost and expense items reflected in such Landlord Statement at the location at which such records are located at a reasonable time mutually agreeable to Landlord and Tenant during Landlord’s usual business hours, the cost of which audit shall be borne by Tenant, unless it reveals an error in Tenant’s Percentage of Project Operating Expenses in excess of five percent (5%), in which case it shall be borne by Landlord. Notwithstanding anything to the contrary contained in the Lease, Landlord agrees that for the first twelve months after Tenant’s actual date of occupancy of the Initial Term, Tenant’s Percentage of Project Operating Expenses, as described in this 4.02 (i) above, will not exceed $5.20 (expense cap) per rentable square foot of Leased Premises.

4.03. ADDITIONAL PROVISIONS REGARDING PAYMENT OF RENT. All Rent shall be due and payable without any setoff or deduction to Landlord at the times specified in this Article, above except as otherwise provided herein or as provided by applicable law. If any installment of Rent is not paid within 10 days of its due date, Tenant shall pay a late charge to Landlord equal to the greater of $100 or 5% of the overdue payment. Notwithstanding same Tenant shall be entitled to one late payment not to exceed 15 days over the course of the Calendar year. If the outstanding balance of Rent owed to Landlord contains any amount that has not been paid within 10 days of its due date, then beginning on the 11th day, the entire outstanding balance of Rent owed by Tenant shall bear interest at the “Default Rate”, until the outstanding balance no longer includes any amounts not paid within 10 days of their due date. The “Default Rate” is the rate of interest equal to the lesser of: [i] 2% over the Wall Street Prime in effect at the time the Default Rate begins to accrue; or [ii] the maximum rate of interest permitted to be charged under law. Any liability for unpaid Rent shall survive the termination of the Lease.

ARTICLE V—LEASED PREMISES UTILITIES

5.01. RESPONSIBILITY TO PROVIDE UTILITIES TO THE LEASED PREMISES.    Landlord shall at its sole cost and expense provide the distribution systems for electric power for the lighting and power outlets for the Leased

Premises and fuel and electricity for the heating, ventilation and air conditioning system for the Leased Premises in quantity and quality necessary for Tenant to operate its business, initially as outlined in the work letter attached hereto and made a part hereof as Exhibit C, all at the lowest possible rates and without any profit to Landlord. If Landlord is responsible to provide the Leased Premises to Tenant with any plumbing fixtures (such as kitchen facilities with a sink or bathroom facilities), Landlord will provide, at its sole cost and expense, a water supply to the plumbing fixtures and a waste line from such plumbing fixtures in quantity and quality necessary for Tenant to operate its business initially as outlined in the work letter attached hereto. Landlord will provide at its sole expense Tenant with locations in the Building from which Tenant may run Tenant’s telephone lines. Landlord shall provide, at its sole expense, for all electricity consumed by Tenant in the Leased Premises to be separately metered to Tenant, and, permit Tenant to maintain Tenant’s own, metered account with the electric provider. In the case of any utility for which Tenant is permitted to maintain Tenant’s own separately metered account, Landlord’s responsibility to provide such utility to the Leased Premises shall consist of being responsible to construct and maintain all building systems installed by Landlord for such utility system in good repair and providing the utility up to the point of the meter. Tenant, and not Landlord, will be responsible for maintaining the metered account and for keeping the utility turned on from and after the point of the meter. Landlord will provide heating, ventilating and air conditioning to the Leased Premises throughout the term of the Lease for the hours of 8 a.m. to 6 p.m. Monday through Friday and 9 a.m. to 1 p.m. on Saturday and said heating and ventilation and air conditioning shall be consistent with the standards outlined in the attached Exhibit C, and shall in all events be consistent with services typically provided in a first-class office building.

5.02. RESPONSIBILITY TO PAY FOR LEASED PREMISES UTILITY CHARGES. Tenant shall pay all charges for utilities used, consumed in or allocable to the Leased Premises (“Leased Premises Utility Charges”). Any utilities not separately metered to the Tenant will be treated and allocated as Additional Rent as outlined in Article IV of this Lease. If Tenant is in arrears with any provider of any separately metered utility service to the Leased Premises, Landlord may, provided such utility charges are not reasonably in dispute and upon 15 days notice to Tenant, pay the providers charges, and Tenant shall reimburse Landlord together with interest from and after the date of Landlord’s payment at the Default Rate (defined in Article IV hereof). Landlord represents that the quantity and quality of common areas and common utilities shall be consistent with first-class office buildings operated by Landlord or its affiliates, i.e., Enterprise Corporate Park.

ARTICLE VI—USE OF LEASED PREMISES AND TENANT’S CONDUCT IN PROJECT

6.01. PERMITTED USE FOR LEASED PREMISES BY TENANT. Tenant and any permitted assignee sublessee or subs sublessee shall use the Leased Premises for the sole and exclusive purpose set forth in the Data Section and no other purpose. The use of the Leased Premises shall also be in accordance with all laws affecting the Leased Premises, including the municipal zoning laws. Tenant will comply with all rules and regulations reasonably established by Landlord for the governing of conduct of tenants in general in the Building, of which Tenant is given notice provided Landlord agrees that same shall be uniformly and non-discriminatory enforced and do not materially increase Tenant’s obligations under this Lease. Landlord agrees to enforce same against other tenants of the Building.

6.02. TENANT ALTERATIONS, TENANTS CONTRACTORS, MECHANIC’S LIENS, ETC. Tenant shall not cause any alteration or improvement to be made to the Leased Premises or to any other portion of the Project unless Tenant has obtained Landlord’s prior Consent. Landlord will not unreasonably withhold, delay or condition Landlord’s Consent to such alterations or improvements, but prior to rendering Consent, Landlord may require Tenant to submit building plans (in detail reasonably required by Landlord) and the identity of the contractor or contractors and subcontractors to perform any such alterations or improvements. Prior to the commencement of any such alteration or improvement by any contractor, Landlord will be provided with a certificate of insurance for such contractor, showing public liability coverage, workers compensation coverage and any other insurance coverage regarding such alteration or improvement reasonably required by Landlord, which certificate names Landlord as an additional insured and provides that the coverage will not be canceled or not renewed without at least 15 days advance Notice to Landlord. All work performed by or through Tenant shall be performed in full compliance with all laws, shall be carried out in a reasonably prompt and workmanlike manner and shall not unreasonably interfere with the peaceful enjoyment of the Project by any other tenant. Tenant shall promptly pay all contractors and materialmen hired by Tenant to furnish any labor or materials which may give rise to the filing of a mechanic’s lien against the Project attributable to alterations and improvements done by or through Tenant. Should any such lien be placed against the Project, Tenant shall cause same to be discharged as against the Project within the sooner of: [i] 30 business days after Tenant receives notice of such lien: or [ii] 30 business days after request by Landlord to remove such lien. If bond is filed and such lien is thereby discharged, Tenant shall not be obligated to discharge the lien by payment. Notwithstanding anything contained in this section 6.02 Tenant may make any non-structural alteration or improvement costing less than $50,000 but subject to all other terms hereof except the requirement that Tenant obtain Landlord’s reasonable approval. In any event, Landlord will be notified of any such non structural alterations. Any alteration or improvement approved by Landlord, including Landlord’s Initial Fit-Out Work, may at Tenant’s option, be removed or left at the Leased Premises at the termination of this Lease.

6.03. TENANT’S AND LANDLORD’S GENERAL COMPLIANCE WITH LAWS. Tenant and Landlord shall, at their respective cost and expense, comply with all of the requirements of all laws now in force or which may hereafter be in force and not being reasonably disputed by Tenant or Landlord pertaining to Tenant’s use of the Leased Premises and Project and any act therein by Tenant or the Landlord. Specific reference is made to Tenant and Landlord’s duty to comply with all state, federal and local laws concerning environmental protection and Tenant and Landlord’s conduct at the Project. Each party shall indemnify and hold the other harmless from and against any damage, liability, cost and/or expense which such party may suffer by reason of the other party’s failure to comply with the laws governing their respective conduct at the Project, including all laws concerning environmental protection. Neither Landlord nor Tenant shall undertake any acts which would result in the Leased Premises or the Project being defined as an “Establishment” under the environmental laws of the State of Connecticut. Landlord warrants, represents and covenants that the Building shall be throughout the term of this Lease in compliance with all covenants, restrictions, laws, statutes, ordinances, and governmental rules and regulations (including, but not limited to, the Americans with Disabilities Act of 1990), and requirements of any board of fire underwriters or similar body, as all of the same may be amended and supplemented from time to time (collectively, “Laws”). Tenant’s obligation under Section 6.03 and elsewhere in this Lease with respect to constructing or retrofitting the Premises to comply with Laws shall be limited to Laws (a) pertaining to Tenant’s personal property; or (b) mandating alterations to the interior of the Premises (i) as a result of modifications made to the interior of the Premises by Tenant or (ii) as a result of Tenant’s specific use of the Leased Premises which materially differs from that of other tenants in the Building. Landlord, at Landlord’s sole cost and expense, shall comply with all Laws that pertain to any of the following: (i) any building system; (ii) matters not specifically assigned as the responsibility of Tenant under this paragraph; (iii) matters involving the Building’s common areas; and (iv) construction of the leasehold improvements constructed by Landlord. Landlord shall protect, defend, indemnify and hold harmless Tenant from all claims, costs (including attorneys’ and experts’ fees), expenses and liabilities arising from Landlord’s breach of this paragraph. Landlord’s obligations under this paragraph shall survive the expiration or earlier termination of this Lease.

6.04. SIGNAGE & WINDOW TREATMENT. Except as provided in this Section 6.04, Tenant will not place or maintain, or cause to be placed or maintained, on any portion of the Project exterior to the Leased Premises or any portion of the Project (including the Leased Premises) visible from the exterior of the Leased Premises, any sign or advertising matter without Landlord’s written consent. Tenant shall have the right to install and maintain, at Tenant’s expense (i) signage on the top of the exterior walls of the Building, in such locations) as may be permitted by applicable law, and (ii) signage on any monument for the Building (if no such monument exists, Tenant may construct one at Tenant’s expense, at a prominent entrance to the Project). All such signage shall be as prominent and large as permitted by law. The design and other physical aspects of such signage shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, delayed or conditioned. The signage on top of the exterior walls of the Building granted to Tenant under this Section 6.04 shall be exclusive to Tenant, unless Tenant does not utilize any portion of such available signage, in which event Landlord may permit any other tenant of 25,000 square feet or greater to utilize such available signage, subject to Tenant’s reasonable approval of the size, design and content of such sign. Any monument sign constructed for the Building shall permit Tenant to utilize at least one-third of such sign on all sides in the most prominent locations, and if Landlord reimburses Tenant for the remaining portions of such monument sign, Landlord or other tenants may utilize the remainder pursuant to Landlord’s reasonable discretion.

6.04A. Landlord will provide a directory in all appropriate locations in the Building which directory shall be reasonably acceptable to Tenant.

6.05. ENVIRONMENTAL COMPLIANCE. Neither party will cause or permit the depositing, spillage or seepage of any “Hazardous or Special Substance” in any dumpster or in any other area of the Project other than an in an area and in a manner which is in strict compliance with all laws and which is Approved in advance by the other party. Neither party will use, store, generate or dispose of any substance in any manner which would cause the Project to be classified as an Establishment under the laws of the State of Connecticut. Each party will indemnify the other party from and against any loss, cost, damage, fines, testing deemed reasonably necessary by either party or any other expense incurred by either party as a result of any violation of any environmental law or this paragraph by either party or any agent, servant, employee or contractor of either party. “Hazardous or Special Substance” means any substance that may not be dumped in a land fill as general trash, any substance listed under the laws of the State of Connecticut or the United States as a hazardous waste, or any other substance whose use, presence or storage at the Project or the Leased Premises requires any person to comply with any environmental reporting or registration requirement under any law.

6.06. OTHER DUTIES OF TENANT REGARDING MAINTENANCE, REPAIR AND CONDUCT AT THE PROJECT. Tenant will conform Tenant’s conduct to the following standards and will perform the following duties, all in a prompt, diligent and workmanlike manner, at Tenant’s sole cost and expense provided same is not caused by Landlord’s act or failure to act:

(a)	Tenant will maintain the Leased Premises in a reasonably clean and neat condition;

(b)	Tenant will keep the Leased Premises in good repair, except that any repairs to the structure of the Building which are not necessitated by any negligent or willful act or omission of Tenant shall be performed by Landlord;

(c)	Tenant will remove all trash from the Leased Premises with such frequency as is consistent with the operation of Tenant’s business in a first class manner, which will include placing general trash in the appropriate Project Dumpster and recyclable trash in the appropriate Project Dumpster in order to comply with any environmental laws affecting Tenant’s conduct.

(d)	Tenant will comply with all laws affecting Tenant’s use of the Leased Premises and any reasonable recommendations of Landlord’s fire insurance rating organization, which laws may include, but are not limited to: the municipal zoning regulations; any environmental laws.

(e)	Tenant will comply with all rules and regulations reasonably established by Landlord regarding the use of the Project, which rules may be presently existing or hereafter established and may include, for example rules governing employee parking (provided the number of spaces will not be decreased and there shall be no charge for parking), time for rubbish removal, manner of making deliveries to the Leased Premises and style of signage provided same are uniformly and non-discriminatory applied. Landlord will cause other tenants to abide by rules and regulations.

(f)	Tenant will maintain and service any dedicated computer/phone room air conditioning equipment not associated with the base building system. This service will include emergency response as required.

6.07. LIMITATIONS ON TENANT’S CONDUCT. Tenant agrees to abide by the following limitations regarding conduct at the Project provided all other tenants have identical limitations that are enforced against them:

(a)	Tenant will not cause or permit the playing of any loudspeakers, phonographs, public address systems or similar audio devices in any manner so as to be audible outside of the Leased Premises;

(b)	Tenant will not place any trash anywhere in the Project outside of the Leased Premises except in the Project Dumpsters or Tenant’s Dumpsters, as the case may be.

(c)	Tenant will not cause or permit to emanate from the Leased Premises any objectionable odor, as determined in Landlord’s reasonable discretion.

(d)	Tenant will not do anything which unreasonably interferes with the use and peaceful enjoyment of the leased premises of any other tenant;

(e)	Unless Landlord consents otherwise, Tenant will not solicit business in the Common Area via distribution of handbills or other advertising matter or via verbal contact with patrons of the Project, other than personal discussions with persons known to the person soliciting prior to such person’s entry into the Common Area.

(f)	Tenant will not permit the parking of any vehicles in any manner which unreasonably interferes with the drives, sidewalks and fire lanes and any other areas desired to be kept clear by Landlord.

(g)	Tenant will not receive or ship merchandise or equipment outside of the areas reasonably designated by Landlord for loading and unloading.

(h)	Tenant will not place any load on any floor in excess of its loading capacity or 100 lbs/p.s.f., whichever is greater.

(i)	To the extent that Tenant may control the temperature in the Leased Premises to the exclusion of Landlord, Tenant will not permit the temperature in the Leased Premises to fall low enough to cause any pipes to freeze.

(j)	Tenant will not keep, use, sell or offer for sale in or upon the Leased Premises any article which may cause the Project to become uninsurable for fire and casualty insurance.

(k)	Tenant will not use the Leased Premises or any portion of the Common Area for any purpose prohibited by law unless such use is reasonably contested by Tenant with any governmental authority.

ARTICLE VII—LANDLORD’S MAINTENANCE OF PROJECT AND OTHER ACTIVITIES OF LANDLORD IN PROJECT

7.01. LANDLORD’S MAINTENANCE DUTIES. Landlord will perform all maintenance and repairs reasonably necessary to maintain the Project in a condition meeting or exceeding the standards established by Enterprise Corporate Park, Shelton, CT and other first-class office properties. Notwithstanding the preceding sentence, provided same is not the result of Landlord’s act or failure to act, Landlord’s maintenance obligations shall not extend to any maintenance duties of Tenant set forth in Article V or the maintenance of any other portion of the Project which is the responsibility of any other tenant under such other tenant’s lease. Landlord’s maintenance duties shall be carried out in a prompt, diligent and workmanlike manner and shall include (to the extent not required to be performed by Tenant under Article V):

(a)	keeping the Common Area, including the parking areas clean and in good repair and condition.

(b)	performing snow and ice removal and sanding/salting for all portions of the Common Area constituting parking areas, drives and walkways as may be required by weather conditions.

(c)	keeping the exterior and structure of the Building in good repair, except that the extent covered by Landlord’s Insurance (or which would have been covered had Landlord carried the insurance required to be carried under this Lease), Tenant will be responsible for any repair necessitated by the neglect or willful misconduct of Tenant or Tenant’s agents, servants, employees or contractors.

7.02. PROJECT DUMPSTERS AND TENANT’S DUMPSTERS. “Project Dumpsters” are those trash receptacles referred to in this paragraph. Landlord will provide a dumpster or dumpsters for normal volumes of office trash in a location or locations in the Project reasonably selected by Landlord. In the event Tenant’s refuse consists of other than normal volumes of office trash, Landlord reserves the right to require Tenant to supply a dumpster or dumpsters for Tenant’s trash (“Tenant’s Dumpsters”), at Tenant’s sole cost and expense, under a contract which is subject to Landlord’s prior approval, which approval may be withheld on account of the contract not being cancelable on not more than one month’s advance notice. The cost incurred by Landlord in providing a project dumpster or dumpsters is included as an element of Project Operating Expenses. Initial amount and location of project dumpsters is shown in Exhibit C.

7.03. INTENTIONALLY OMITTED.

7.04. LANDLORD’S RIGHT TO PERFORM WORK IN PROJECT. Landlord shall have the right to undertake the following activities in the Project: construction of additions to the Building; changing the grade and/or layout of the parking area or other Common Area; excavation of the Common Area for the purposes of the above and/or installing or repairing utility lines; and remodeling of the exterior of the Buildings. Landlord’s right to undertake any of the foregoing activities shall be limited such that: there will be no unreasonable interference with Tenant’s use of the Leased Premises or access thereto; there shall be no materially adverse change with respect to the proximity of Tenant’s parking to the Leased Premises; and Tenant’s parking shall not decrease below the level stated in paragraph 7.06 hereof.

7.05. LANDLORD’S RIGHT TO PIPES, ETC. Upon five days notice except in an emergency, Landlord shall have the right to install, maintain and repair pipes, wires, ducts and similar items in the space above any suspended ceiling and, in the case of an area with no suspended ceiling, in the area of the Leased Premises reasonably close to the underside of the roof or next floor above the Leased Premises. Landlord may enter the Leased Premises for the purpose of performing such installation, maintenance and repair, and for the purpose of performing any maintenance or repair of any portion of the Project for which entry into the Leased Premises is reasonably necessary, provided any entry by Landlord under this paragraph is accomplished in a manner which minimizes any disruption to Tenant’s business.

7.06. PARKING. Landlord will provide 4 parking spaces for each 1,000 square feet of leased premises rentable square footage at no additional cost to Tenant. Tenant has the right to request up to 5 spaces for every 1,000 square feet of leased premises rentable square footage. Tenant agrees to pay a one-time cost of $600 for each space in excess of 4 spaces per 1,000 square feet of leased premises square footage. For example, landlord will provide at least 417 spaces for the 104,233 square feet shown in 1.1(c). Tenant may request up to 521 spaces or an additional 104 spaces. Landlord will construct such spaces and be reimbursed by Tenant in the amount of $62,400. The number and size of the spaces will be consistent with Landlord’s site plan dated October 16, 1998. Landlord represents that it has all necessary permits and approvals for such additional spaces.

7.07. If any service required to be performed by Landlord under this Lease is disrupted for three continuous days or five days in any fifteen day period (as a result of other than a casualty loss), Tenant may abate the monthly installment portion of the Basic Minimum Annual Rent and Additional Rent for the period during which such service is disrupted, in proportion to the portion of the Leased Premises which is caused to be unusable by the disruption. If such interruption or disruption continues for thirty days after written notice from Tenant, and if Landlord has not within such thirty day period cured such interruption or has not diligently commenced and pursued the cure of such interruption or default, Tenant may exercise “Self Help” (as defined below). Self Help may not be undertaken once the interruption or disruption of services has been cured or once Landlord has commenced the necessary steps to prosecute the cure and diligently pursues said steps to completion. “Diligently commenced and pursued the cure” shall mean that the Landlord shall have used his best efforts to procure the labor and materials and to undertake any other necessary steps to effectuate the cure of such interruption or default in the shortest possible time. Notwithstanding the foregoing, Tenant’s right to exercise Self Help under this paragraph shall not apply with respect to interruption of services caused by a casualty governed under Article 12 of the Lease, and in the event of such casualty, the rights of the parties shall be governed by Article 12. Further, notwithstanding the foregoing, Tenant’s right to exercise Self Help under this paragraph shall be subject to compliance with the right of a mortgagee to cure such interruption. Self Help for the purposes of this paragraph shall mean that Tenant may undertake the steps reasonably necessary to cure the interruption or disruption of services giving rise to the right to exercise Self Help. Self Help shall be limited to correcting conditions existing in the interior of the Leased Premises or interruption or disruption of access thereto. Landlord shall reimburse to Tenant the reasonable cost of the cure of the interruption or disruption incurred by Tenant in Tenant’s exercise of Self Help within 30 days after presentation of an invoice therefore from Tenant, broken down in reasonable detail. In the event that Landlord fails to reimburse Tenant as aforesaid then Tenant may deduct the amount from the Rent next due. In the event any interruption or disruption as aforementioned continues for a period of 30 consecutive days is unable to be cured (other than as the result of a casualty loss), Tenant shall have the right to terminate this Lease upon 30 days notice to Landlord and any mortgagee, whose name and address have been provided to Tenant in writing. Notwithstanding the foregoing, if Landlord commences to cure within 10 days from receipt of notice from Tenant of Tenant’s right to terminate and Landlord is diligently pursuing said cure to complete within 30 days from said notice, such termination shall be deemed withdrawn.

ARTICLE VIII—INSURANCE, INDEMNIFICATION, WAIVERS, ETC.

8.01. TENANT’S INSURANCE COVERAGES. Tenant will maintain Tenant’s Insurance Coverages at all times during the Term. Tenant’s Insurance Coverages shall be maintained with an insurance carrier and approved of in advance by Landlord, Landlord’s approval not to be unreasonably withheld and to be based on whether the insurance carrier maintains a rating reasonably satisfactory to Landlord from a rating service such as A.M. Best. Tenant may self-insure or insure with an insurance company owned by Foundation Health Systems, Inc., with Landlord’s reasonable consent subject to the provisions of this Article VIII, it being agreed, however, that Tenant may in all events self-insure the risks that would be covered under paragraph 8.01(b) below. Landlord may require Tenant to provide Landlord with a certificate of insurance reflecting the coverages required in the Lease whereby the insurance carrier agrees not to cancel or fail to renew its coverage unless at least 15 days advance Notice is provided to Landlord except 10 days for non-payment of premium. If Tenant shall fail to procure Tenant’s Insurance Coverages or provide Landlord with a certificate of insurance, as Landlord may request under the provisions of this paragraph, Landlord may procure, but without any obligation to do so, any Tenant’s Insurance Coverages and Tenant will pay Landlord the reasonable cost of the same. Tenant’s Insurance Coverages are the following insurance coverages, or such lesser coverages as Landlord may approve of in advance:

(a)	General public liability insurance coverage in at least the single limit amount of $500,000, with a commercially reasonable deductible, insuring Tenant against all personal injury and property damage claims arising out of any act or omission of Tenant at the Project and such personal injury and property damage claims for which Tenant is required to indemnify Landlord under the provisions of this Lease.

(b)	“Special form” property insurance insuring at least the full replacement value (with a commercially reasonable deductible) of all of Tenant’s personal property at the Project and all fixtures and improvements forming a part of and located within the boundaries of the Leased Premises.

8.02. LANDLORD’S INSURANCE COVERAGES. Landlord must maintain Landlord’s Insurance Coverages. Landlord’s Insurance Coverages consist of any insurance coverage reasonably maintained by Landlord in connection with the operation of the Project, which coverages must include: a public liability insurance policy having limits of at least Three Million Dollars ($3,000,000.00) per occurrence; a “special form” property insurance policy covering the full replacement cost of the Project, including coverage for rental loss on account of property damage; and workers’ compensation coverage for personnel carrying out activities chargeable to Project Operating Expenses.

8.03. TENANT TO PAY FOR EXCESS INSURANCE PREMIUMS. Tenant will promptly pay Landlord the amount of any insurance premium for Landlord’s Insurance Coverages which is in excess of the premium payable had Tenant’s use of the Leased Premises been a use for which the lowest premiums for Landlord’s Insurance Coverages are available. In the case where Tenant and any other tenant’s use or non use of their respective leased premises results in any insurance premium in excess of the most favorable premiums for Landlord’s Insurance Coverages, Tenant shall be responsible to pay Landlord the portion of the excess which the Leased Premises

Square Footage bears to the total leased premises square footage of all tenants causing the excess premium, or any other reasonable allocation made by Landlord of the excess in premiums for Landlord’s Insurance Coverages caused by Tenant. Notwithstanding any provision of this Section 8.03 to the contrary, so long as Tenant uses the Premises for general office purposes, Tenant shall have no obligation to pay any sums under this paragraph 8.03.

8.04. NO SUBROGATION—WAIVERS OF CLAIM. Landlord and Tenant, to the extent not prohibited in their insurance policies, waive the right of subrogation against the other party on account of any insured loss. Tenant and Landlord each recognize that they may obtain property insurance, covering losses to property on account of acts and/or omissions of the other, and if such coverage is not obtained, the party failing to maintain the coverage shall bear the risk of any insurable property loss (less a commercially reasonable deductible) caused by any act or omission of the other party not arising to the level of gross negligence or willful misconduct. Accordingly, in the event of any uninsured property loss or damage of Tenant caused by any act or omission of Landlord that does not constitute willful misconduct or gross negligence, which loss or damage could have been insured under a standard tenant’s all-risk property insurance policy, Tenant waives any claim against Landlord on account of the loss (except for recovery of a commercially reasonable deductible). Further provided, in the event of any uninsured property loss or damage of Landlord caused by any act or omission of Tenant that does not constitute willful misconduct or gross negligence, which loss or damage could have been insured under a standard Landlord’s all-risk property insurance policy, Landlord waives any claim against Tenant on account of the loss (except for recovery of a commercially reasonable deductible).

8.05. INDEMNIFICATION AGAINST THIRD PARTY CLAIMS. In the case of third party claims against Landlord arising out of an act or omission of Tenant or an agent, servant or employee of Tenant (a “Tenant Fault Claim”) and not out of an act or omission of Landlord or an agent, servant or employee of Landlord (a “Landlord Fault Claim”), Tenant shall be responsible for the Tort Indemnity of Landlord. In the event of a Landlord Fault Claim, Landlord shall be responsible for the Tort Indemnity of Tenant. In the event of claims which are both Tenant Fault Claims and Landlord Fault Claims, Tenant shall be responsible for the claim to the extent of the limit of public liability insurance coverage required to be maintained by Tenant under paragraph 8.01(a), Landlord shall then be responsible to the extent of the limit of Landlord’s public liability insurance coverage, and thereafter each party shall be responsible for the claim in the proportion such party’s fault bears to the total fault of Landlord and Tenant. Each party shall be responsible for the Tort Indemnity of the other party for the portion of the claim which is the responsibility of the party owing the Tort Indemnity. “Tort Indemnity” shall mean that the party responsible for the indemnification shall provide the legal defense of the claim (counsel being subject to the approval of the indemnified party, approval not to be unreasonably withheld) and the indemnifying party shall be responsible to pay the amount of the claim (subject to the right to defend it) up to the limits of the indemnifications set forth in this paragraph, above, except that in the case of claims which are both Tenant Fault Claims and Landlord Fault Claims, each party shall be responsible for such party’s own costs of legal defense. Tort Indemnity shall not be owed to the extent that the party owing the indemnification has been prejudiced by any failure of the party seeking the indemnification to give Notice to the other party within a reasonable time after said party becomes aware of a claim in which the other party may owe an indemnity obligation under this paragraph. In addition, Landlord agrees to protect, defend, indemnify and hold harmless Tenant, and its authorized representatives, from all claims, costs (including attorneys’ and experts’ fees), expenses, and liabilities (i) arising from and out of any occurrence in the common areas of the Building, or Project; or (ii) resulting from the acts or omissions of Landlord, its authorized representatives, contractors, licensees and invitees; or (iii) arising from and out of any breach of Landlord’s representations, warranties or covenants under this Lease. Landlord’s obligations under this paragraph shall survive the expiration or earlier termination of this Lease.

ARTICLE IX—ASSIGNMENT SUBLETTING AND RE-SUBLETTING

9.01. LANDLORD’S CONSENT REQUIRED FOR ASSIGNMENT AND SUBLETTING. Tenant will not assign this Lease in whole or in part nor sublet or re-sublet all or any part of the Leased Premises without the prior written Consent of Landlord, which will not be unreasonably withheld or delayed. Prior to any assignment, subletting or re-subletting for which Landlord’s Consent is required, Tenant shall give Notice to Landlord of the proposed assignee or subtenant or subsubtenant and the terms of the proposed assignment or subtenancy or subsubtenancy, and upon request of Landlord, Tenant will provide Landlord with any other information reasonably requested by Landlord for the purpose of evaluating the proposed assignee or subtenant or subsubtenant. Landlord hereby expressly Consents to an assignment or subletting or re-subletting to (a) an entity that controls Tenant or results from a merger or consolidation with Tenant, (b) an entity succeeding to the interests of Tenant and/or (c) any subsidiary or affiliate of Tenant. Any other assignment or sublease or re-sublease may be made by Tenant with the prior written consent of the Landlord which will not be unreasonably withheld, conditioned or delayed. The Consent by Landlord to any assignment or subletting or re-subletting shall not constitute a waiver of the necessity for such Consent to subsequent assignment or subletting or re-subletting. No assignment or subletting or re-subletting whatsoever and/or acceptance of any rent from any party in possession of the Leased Premises shall constitute a release of Tenant or the Guarantor (FHS) from the obligations under this Lease. By accepting the assignment of this Lease, any assignee assumes all obligations of Tenant to Landlord from and after the date of the assignment, jointly and severally with Tenant Any attempted assignment or subletting by Tenant without the prior Consent of Landlord shall be void.

ARTICLE X—ESTOPPEL CERTIFICATES, SUBORDINATION, ETC.

10.01. ESTOPPEL CERTIFICATES. Upon request of Landlord or any mortgagee of Landlord, Tenant shall execute an estoppel certificate substantially in the form attached hereto and made a part hereof as Exhibit H, certifying the status of any facts with respect to this Lease. Estoppel certification may include: whether the Lease is in full force and effect; the rentals due under the Lease and the degree to which same have been paid; that there are no defenses or claims against Landlord for any alleged violation of this Lease by Landlord, or a statement of such defenses or claims.

10.02. SUBORDINATION, ATTORNMENT, ETC. This Lease and all rights of the Tenant under this Lease, will be, at the election of any mortgagee of the Project, either subordinate or superior, all or in part, to the lien of the mortgagee. Notwithstanding the foregoing or any other provision of this Lease to the contrary, if there shall be more than one mortgage on the Project, the rights of Tenant under this Lease shall not be treated as inferior to any inferior mortgage without the consent of all mortgagees superior in right to the mortgage to which Tenant’s rights are sought to be subordinate. Landlord agrees to provide a non-disturbance agreement as a condition of this Subordination provision. Landlord and Tenant agree to execute an agreement substantially consistent with the form of Subordination, Non-Disturbance and Attornment Agreement (SNDA) attached hereto as made a part hereof as Exhibit K. In the event any proceeding is brought for the foreclosure of the Leased Premises, Tenant agrees to attorn to the mortgagee in the event of strict foreclosure, or to the purchaser in the event of foreclosure by sale or deed in lieu of foreclosure, and recognize such mortgagee or purchaser (as the case may be) as the Landlord under this Lease including the terms of any SNDA executed by both parties.

10.03. EXECUTION OF DOCUMENTS BY TENANT. Tenant will execute and deliver to Landlord or the party designated by Landlord, within ten business days after presentation of the proposed form, any estoppel certificate and/or subordination, attornment and/or non disturbance agreement requested to be executed by Tenant pursuant to the terms of this Lease. If Tenant shall not have delivered the executed documents, required to be executed and delivered under this Article, within the ten business day period set forth above, Landlord may give Tenant Notice of Tenant’s failure to deliver such documents, and if Tenant shall then fail to deliver said executed documents within three business days after delivery of such Notice, notwithstanding any provision for notice and grace period for default elsewhere contained in this Lease, Tenant shall be in default of the Lease, and Landlord shall have all rights provided for in the event of such default, including termination. It is acknowledged that foreseeable damages of Landlord on account of a breach of Tenant’s obligations under this Article may include the loss of and/or additional charge incurred by Landlord in connection with a sale of the Project or a financing of which the Project is to serve as collateral.

ARTICLE XI—TENANT’S SECURITY DEPOSIT

11.01. NO SECURITY DEPOSIT IS REQUIRED.

ARTICLE XII—CASUALTY DAMAGE TO PROJECT

12.01. REPAIR OF DAMAGE AND RENTAL ABATEMENT DURING REPAIR PERIOD. If the Leased Premises or any portion of the Project materially affecting the appearance or use of the Leased Premises is damaged by fire or other casualty during the Term or prior to Commencement, Landlord shall, at Landlord’s own expense, use best efforts to cause the damage to be promptly repaired within a reasonable time, which period shall not exceed six months. If by reason of such damage not the fault of Tenant, any portion of the Leased Premises is thereby rendered untenantable and Tenant ceases use of said portion of the Leased Premises, the Monthly Base Rent and Monthly Additional Rent shall be abated in proportion to the area of the Leased Premises rendered untenantable and which is not used by Tenant, said abatement to continue until the sooner of the time when the Leased Premises is repaired or until Tenant uses the damaged portion of the Leased Premises. Landlord’s obligation to restore under this Article shall be limited to not include the restoration of any portion of the Leased Premises for which Tenant is required to maintain property insurance under paragraph 8.01. Tenant shall be responsible to promptly restore any portion of the Leased Premises for which Tenant is required to maintain property insurance under paragraph 8.01.

12.02. TERMINATION FOR FAILURE TO REPAIR. If the Leased Premises or any portion of the Project is damaged by fire or other casualty not the fault of Tenant during the Term, and if said Damage materially and adversely affects Tenant’s ability to carry on Tenant’s business as described herein, in the Leased Premises, then if damage is not repairable or repaired within six months, Tenant shall have the right, to be exercised by Notice to the Landlord to terminate this Lease, which Notice may not be given later than any date upon which the damage has been substantially repaired. Upon the giving of such termination Notice, the Term shall immediately come to an end by lapse of time.

ARTICLE XIII—EMINENT DOMAIN

13.01. TERMINATION ON ACCOUNT OF TAKING. If any portion of the Leased Premises materially affecting the Leased Premises or any portion of the Project materially affecting the Tenant’s use of the Leased Premises is taken in condemnation proceedings or by any right of eminent domain, this Lease shall terminate by lapse of time, as if the Term had always ended on the effective date of the vesting of title in the condemning authority.

13.02. TENANT NOT ENTITLED TO LANDLORD’S AWARD. In the event any portion of the Project is taken in condemnation proceedings or by any right of eminent domain or is transferred by Landlord under the threat of and in lieu of the exercise of the power of eminent domain, all proceeds of any award, judgment or settlement payable by the taking, condemning or transferee authority shall be and remain the sole and exclusive property of Landlord, and Tenant waives any right to make any claim to said award, judgment or settlement received by Landlord. Tenant may pursue Tenant’s own claim against the condemning authority permitted by statute to be paid to Tenant without diminishing or reducing the award, judgment or settlement payable to Landlord.

13.03. Provided it does not diminish landlord’s award, Tenant shall be entitled to unamortized leasehold improvements and relocation expenses in a separate action from Landlord’s claim.

ARTICLE XIV—LANDLORD’S LIABILITY LIMITATIONS

14.01. LIMITATIONS REGARDING SECURING CLAIMS. In the event of any alleged default of Landlord, Tenant agrees that Tenant will not seek to secure any claim for damages or indemnification by any attachment, garnishment or other security proceeding against any property of the landlord other than the Project, or, if sold, any sales proceeds of the Project, and in the event Tenant obtains any judgment against Landlord by virtue of an alleged default of Landlord, Tenant agrees that Tenant will not look to any property of Landlord other than the

Project, or if sold, any sales proceeds, for satisfaction of such judgment. Nothing in this Paragraph 14.01 or any other provision of this Lease shall, however, diminish Tenant’s recourse against Robert D. Scinto in accordance with the guaranty attached hereto as Exhibit I.

14.02. TRANSFER OF LANDLORD’S INTEREST IN PROJECT. Upon any transfer of Landlord’s interest in the Project, the then transferor Landlord shall be relieved of any and all liability to Tenant arising from and after the transfer, and the transferee Landlord shall not be liable to Tenant for any liability arising prior to the transfer provided that such assignee assumes all obligations under this Lease, a writing provided to Tenant. Notwithstanding the foregoing, if any condition shall exist on the date of transfer which would entitle Tenant to terminate this Lease or the continuance of which would entitle Tenant to terminate this Lease after the passage of time, unless the condition is corrected within any time allowed under this Lease or by law, the transfer shall not affect Tenant’s right to terminate.

14.03. NO LIABILITY FOR THEFT, ETC. All property of Tenant in the Project shall be kept at Tenant’s own risk, and Landlord shall not be responsible for any theft of Tenant’s property or any property of any agent, servant, employee, contractor or invitee of Tenant, unless the theft is committed by Landlord or any agent servant, employee contractor of Landlord, and Tenant shall indemnify and hold Landlord harmless from any claim against Landlord by any agent, servant, employee, contractor or invitee of Tenant based upon any allegation of theft for which Landlord’s liability is disclaimed under this paragraph.

ARTICLE XV—DEFAULTS AND ENFORCEMENT OF LEASE

15.01. EVENTS OF DEFAULT BY TENANT. Tenant will be in default of Tenant’s obligations under the Lease upon the happening of any of the following:

(a)	If any payment of Rent has not been made within 10 business days after Notice to Tenant that the payment has not been received by Landlord on or before its due date.

(b)	If Tenant shall commit a default on account of a failure to execute and deliver any estoppel or subordination, non disturbance and/or attornment agreement in the manner provided in Article X (if Tenant has failed to deliver such documents within five (5) business days after a second notice from Landlord, following the expiration of the original ten (10) business day period provided for in paragraph 10.03), without justification therefore.

(c)	If Tenant shall commit a default on account of a failure to discharge a mechanic’s lien in the manner provided in paragraph 6.02.

(d)	The failure to cure within 30 days after Notice to Tenant the non compliance by Tenant with any obligation of Tenant under this Lease, except that in the case of an obligation not capable of being cured within said 30 day period (determined without regard to the cost or ability to pay for compliance), Tenant will not be in default as long as Tenant has commenced the cure of the non compliance reasonably promptly after the Notice and is continuously thereafter diligently proceeding to complete the cure.

15.02. REMEDIES ON ACCOUNT OF DEFAULT. Subject to Tenant is right to cure in paragraph 15.01 (d) above, in the event of default by Tenant, then Landlord may terminate this Lease and recover possession of the Leased Premises, and Landlord may exercise any other remedy available under the law to Landlord on account of a breach of lease by a Tenant,

15.03. COSTS OF ENFORCING LEASE. The prevailing party shall be entitled to reimbursement from the other party of the reasonable costs of enforcement of this Lease incurred by the prevailing party (including a reasonable attorney’s fee) in any action or proceeding brought to enforce the provisions of this Lease on account of any failure of either party to adhere to its obligations under this Lease.

15.04. JURY WAIVER, FORUM AND VENUE. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Leased Premises, and/or claim of injury or damage. In any dispute between the parties relating to the tenancy hereby created, unless the parties shall agree otherwise, the exclusive forum for any such legal action shall be the Connecticut state court hearing landlord and tenant disputes, with venue based on the location of the Leased Premises and not the residence or location of the parties.

ARTICLE XVI—VACATING AT END OF TERM, HOLDING OVER

16.01. VACATING LEASED PREMISES AT END OF TERM. At the expiration of the Term, whether by lapse of time or for any other reason, Tenant will surrender the Leased Premises to Landlord, the condition of which upon the surrender shall be broom clean, free of all personal property except as otherwise stated herein and in good repair, reasonable wear and tear and casualty excepted. All keys to any doors at the Leased Premises shall be turned over to Landlord upon the surrender, and Tenant shall provide Landlord with any other means for opening any other locks (safes, vaults, etc.) at the Leased Premises upon the surrender. Prior to the surrender: Tenant shall remove all of Tenant’s trade fixtures, unless Landlord shall Consent to the retention of any trade fixture or has otherwise consented pursuant to the terms hereof; Tenant will remove any alteration made in the Project by Tenant without Landlord’s Approval; and Tenant will repair and/or restore the Leased Premises and/or Project as a result of any removal of any fixture or improvement removed by Tenant, Without diminishing Tenant’s responsibility to remove items from and repair damage in the Leased Premises at the end of the Term, if, prior to Tenant’s vacating of the Leased Premises, Tenant fails to remove any item of personal property or any trade fixtures or improvement that it is Tenant’s responsibility to remove, all such items will become the property of Landlord. Notwithstanding anything contained herein any alteration or improvement may be removed or left as provided in Article 6.

16.02. HOLDING OVER. If Tenant shall hold over beyond the end of the Term with the Consent of Landlord, then the provisions of the hold over tenancy shall be the same provisions set forth in this Lease governing the rights and obligations of the parties during the Term, except that: the tenancy shall be on the basis of a month to month tenancy, terminable by Landlord immediately by issuance of a notice to quit possession, as long as the quitting date is at least 30 days after the giving of the notice to quit; there shall be no rights or options in Tenant to extend the Term, increase or decrease the size of the Leased Premises, purchase any portion of the Project, exercise any right of refusal to any leasing or sale of any portion of the Project or any similar rights that may have been in effect during the Term; and the Monthly Base Rent for the hold over shall be the Monthly Base Rent in effect immediately prior to the end of the term, which shall be increased in the same manner as the Monthly Base Rent had been increased by any formula or with any regular frequency during the Term. If Tenant shall not have vacated the Leased Premises on or before the end of the Term and does not have Landlord’s Consent to remain in the Leased Premises, the failure to vacate shall not be treated as a hold over for any further term and it is agreed that the use and occupancy damages for which Tenant will be liable during any such period of occupancy will be the amount that would have been payable as Additional Rent had this Lease remained in effect during the period of occupancy plus an amount equal to one and a half times the Monthly Base Rent in effect at the end of the Term.

ARTICLE XVII—MISCELLANEOUS PROVISIONS

17.01. NO WAIVER OF OBLIGATIONS. The waiver by Landlord or Tenant of any breach by or obligation of the other party of any provision in this Lease shall not be deemed to be a waiver of any other breach or obligation. The acceptance of any Rent by Landlord or the payment thereof by Tenant shall not be deemed to be a waiver of any breach by any party. No payment by Tenant or receipt by Landlord of any payment which is less than the amount due shall be deemed to be a waiver of any right to obtain payment of the full amount due, and Landlord may apply any payment by Tenant to any charge owed by Tenant to Landlord under the provisions of this Lease, and no restrictive endorsement, statement of Tenant or any other attempt by Tenant to restrict the application of the payment in any contrary manner shall be operative or effective, and no endorsement on any check or payment made by or on the behalf of Tenant shall be deemed as any accord and satisfaction for any obligation, other than satisfaction of the charge to which Landlord has applied the payment. No waiver of any breach or obligation of any party shall be effective unless in writing by the party charged with the waiver.

17.02. ENTIRE AGREEMENT. This Lease, including any exhibits attached to it or referenced by it, constitute the entire agreement between the parties as to this leasing, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties other than those contained in or specifically referenced by this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon either party unless in writing by the party to be charged.

17.03. SEVERABILITY. The provisions of this Lease are severable, and if any provision shall be determined to be invalid or unenforceable, the provision shall be enforced to the extent permitted by law and, to the extent any provision or portion thereof remains unenforceable or invalid it shall be severed from this Lease and the remainder of the Lease shall be valid and enforced to the fullest extent permitted by the law.

17.04. HEADINGS NOT TO LIMIT EFFECT OF LEASE. The headings for the articles and paragraphs of this Lease are inserted for case of reference only and no such heading shall be interpreted to limit the operation of any language contained in the article or paragraph following the heading. All language in this Lease shall be given its full operative effect, regardless of the article or paragraph in which it is located and regardless of its location, proximity or lack of proximity to any other related or unrelated provisions.

17.05. DATES. If the Initial Commencement Date or any other date on which any obligation or event in this Lease is dependent is not a date certain, the Commencement Date shall in no event be later than a time which would not violate any applicable rule against perpetuities, determined as if all relevant lives in being ceased as of the date of execution of this Lease.

17.06. FORCE MAJEURE. In the event that Landlord or Tenant shall be delayed in, hindered in, or prevented from, the performance of any act required under the provisions of this Lease, except for the payment of money, by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party whose act is delayed (“Force Majeure”), then as long as the party whose act is delayed is using best efforts to avoid the delay and the effect of the Force Majeure, then performance of such act shall be excused for the period of the delay. If, due to Force Majeure delays, the Initial Commencement Date is delayed beyond the date that permits Tenant to terminate this Lease, Landlord shall reimburse Tenant for all direct out-of-pocket costs resulting from such delays, the Landlord’s liability in this regard shall not exceed $25,000,00.

17.07. LANDLORD’S ENTRY INTO LEASED PREMISES. Landlord and Landlord’s agents and other representatives shall have the right to enter into and upon the Leased Premises at all reasonable hours, upon reasonable advance written or verbal notice to Tenant and consistent with Tenant’s security requirements, for the purpose of examining the Leased Premises or making such repairs or alterations therein as may be necessary, in Landlord’s reasonable discretion, for maintaining the Project in a condition of safety and good repair. Landlord’s entry under this paragraph may be made at any hour and without notice in the case of emergency. During any period in which Tenant is in possession of the Leased Premises, Tenant will provide Landlord with a key or set of keys and any other means necessary for Landlord to gain emergency access to the Leased Premises in accordance with the provisions of this Paragraph, and Tenant shall update the key, keys or other means of access on hand with Landlord at any time the locks to the Leased Premises are changed. Such entry shall be done in a manner least designed to inconvenience Tenant.

17.08. SHOWING OF LEASED PREMISES. Tenant will permit Landlord and Landlord’s agents to show the Leased Premises to any prospective purchaser of the Project at reasonable hours and upon advance written or verbal notice to Tenant During any period in which there are less than 6 months remaining in the Term, Tenant will permit Landlord and Landlord’s agents: to show the Leased Premises to any prospective tenant for the Leased Premises at reasonable hours and upon advance written or verbal notice to Tenant; and to place a sign on the front of the Leased Premises offering the same for lease, so long as it does not interfere with any of Tenant’s signage permitted under other provisions of this Lease.

17.09. NO RESERVATION OR OFFER. The submission of this Lease for examination does not constitute a reservation of the Leased Premises, an option to lease the Leased Premises or in any other manner an offer by Landlord, unless and until it is executed by Landlord and delivered to Tenant.

17.10. NO RECORDING. Tenant shall not record this Lease, but Landlord shall execute and deliver to Tenant a notice of lease in accordance with the Connecticut General Statutes regarding the recording of notices of lease. Tenant may record the notice of lease. If Tenant violates this paragraph, then notwithstanding any other provision in this Lease to the contrary, Landlord may, at Landlord’s election, without any further Notice or cure period, terminate the Lease on account of the breach.

17.11. JOINT AND SEVERAL LIABILITY. The references to Tenant and Landlord in this Lease mean all persons or entities comprising Tenant or Landlord at any given time, and if Tenant or Landlord shall consist of more than one person or entity, the obligations of each person or entity shall be Joint and several.

17.12. CHOICE OF LAW. Connecticut law shall apply to all state law matters arising under this Lease.

17.13. Each party warrants and represents to the other that no broker, agent, or finder, except Cushman & Wakefield of Connecticut, Inc. (whose commissions shall be paid by Landlord), has been involved in the transactions contemplated hereby. Both parties hereto agree to indemnify and hold harmless the other against any and all claims, actions, damages, liabilities (including attorney’s fees and expenses) with respect to any commission, fee, or charge made by any broker, agent or finder, not so listed, which is made by reason of any action or agreement by such part.

17.14. Landlord warrants and represents: that it is a limited liability company in good standing and organized under and authorized to do business in the state of Connecticut and his all of the necessary power and authority to enter into perform this lease; that R. D. Scinto has a controlling interest in the Landlord and is authorized as manager to execute and deliver any and all documents relating to the Lease; that the Leased Premises and Common Areas at commencement and throughout the term of the Lease will be in compliance with any and all federal, state and local laws, rules and regulations, including but not limited to zoning, environmental and ADA; that all building systems will be consistent with and compliant with year 2000 requirements; that Landlord is not aware of any existing environmental violations on the land, which is to be the subject of the Project, the building and the Leased Premises.

ARTICLE XVIII—MISCELLANEOUS ADDITIONAL TERMS

•	The building will include a cafeteria and fitness center for the use of employees of tenants in the Building.

•	Landlord will ensure that all building systems are year 2000 compliant.

•	Tenant’s employees shall have a preferential right to use the day-care center located at Three Corporate Drive, Shelton, CT and the conference center located at One Corporate Drive, Shelton, CT. Tenant’s employees shall comply with all reasonable rules and regulations applicable to such use and pay any charges for such use, which rules and regulations and charges shall be consistent with those applied to and charged to other tenants of Landlord in a uniform and non-discriminatory manner. This amenity shall not be a component of additional rent.

•	The Building will contain a loading dock as shown on the plans and specifications attached hereto as Exhibits A-1 through A-6.

•	Notwithstanding anything to the contrary contained in this Lease including all exhibits, Landlord agrees to improve the entrance lobby of the Building to be consistent with the finishes in 4 Corporate Drive, Shelton, CT.

Robert D. Scinto, as managing member of Beard Sawmill, LLC (Landlord) represents and warrants that the Landlord is the fee owner of the real estate associated with the Building.

ARTICLE XIX—LEASING COMMISSION ISSUES

19.01 CONDITION PRECEDENT TO LEASE EFFECTIVENESS.    Notwithstanding anything in this Lease to the contrary and notwithstanding the execution and delivery of this Lease by both Landlord and Tenant, this Lease shall not become effective or binding upon the parties unless Landlord pays to Cushman & Wakefield of Connecticut, Inc. (“C&W”), the first half of the commission due C&W for the initial term of this Lease, in accordance with that certain commission agreement between Landlord and C&W, dated April 6, 2000 (herein the “C&W Commission Agreement”), a copy of which is annexed hereto as Exhibit J, and Tenant receives a written acknowledgement from C&W that it is in receipt of such payment. In the event that the foregoing condition is not met by September 15, 2000, this Lease shall be deemed null and void.

19.02. C&W COMMISSION AGREEMENT BINDING ON SUCCESSORS.     The C&W Commission Agreement provides for certain commissions to be paid to C&W (a) in connection with this Lease, which commissions have been earned by C&W and are payable by Landlord on the dates set forth in the C&W Commission Agreement, and (b) in connection with the renewals or extensions of this Lease or the leasing of additional space, which commissions shall be earned and payable as provided in the C&W Commission Agreement. Notwithstanding any rule or construction of law under which the C&W Commission Agreement might otherwise be considered the personal obligation of the Landlord herein named only, Landlord agrees, to the fullest extent allowed by law, that the C&W Commission Agreement shall constitute a covenant and obligation of Landlord which shall run with and bind Landlord’s interest and estate in and to this Lease and the Leased Premises demised hereunder and shall automatically, upon any sale, transfer, or other disposition (including, without limitation, by reason of the enforcement of any Mortgage or Ground Lease) of Landlord’s interest hereunder, be binding upon any party succeeding to the interest of Landlord hereunder with the same effect as if such party had expressly assumed Landlord’s obligations under the C&W Commission Agreement. Accordingly, by acceptance of any assignment of Landlord’s interest under this Lease of the rents payable hereunder, a successor landlord shall be deemed to have assumed the obligations of Landlord to pay commissions to C&W in accordance with the provisions of the C&W Commission Agreement. C&W is a party to this Lease solely to evidence its right to receive commissions pursuant to the C&W Commission Agreement and to enforce such rights. Landlord and Tenant agree that C&W, as a party to this Lease, is not obligated to perform the respective obligations of Landlord and Tenant.

19.03. TENANT’S PAYMENT OF COMMISSIONS.    If Landlord shall fail to pay any of the commissions to C&W in accordance with the provisions of the C&W Commission Agreement and such failure shall continue for ten (10) days after written notice thereof from C&W to Landlord then C&W may notify Tenant of such default by sending a notice to such effect to Tenant and demanding payment pursuant to this Article 19. If such notification and demand is made to and on Tenant, Tenant shall, on or before the date when the next installment(s) of the Base Rent become due hereunder, pay to C&W so much of said monthly installment(s) of the Base Rent next becoming due hereunder as shall equal such unpaid commissions. Landlord agrees (i) that Tenant shall be entitled to deduct such payments of commissions as an offset against its obligation to pay the Base Rent such that such payment and offset shall be deemed in full stead and satisfaction of Tenant’s obligations to pay the Base Rent hereunder to the extent of such commissions and irrespective of who may own or have an interest in the Leased Premises at the time, and (ii) shall indemnify, defend (with legal counsel acceptable to Tenant), and hold Tenant harmless from any claim, loss, liability, damages, or cause of action (including, without limitation, any litigation between C&W and Landlord) arising from Tenant’s exercise of its rights under this Article 19.

ARTICLE XX—EXHIBITS.

The following exhibits are attached hereto and by this reference incorporated herein:

-	Exhibit A—Floor Plans Describing Leased Premises.

-	Exhibits A-1 through A-6—Base Building Plans, Corporate 8 Business Park (original date 11/23/98, as revised 5/17/99)

-	Exhibit B—Description of Project.

-	Exhibit C—Landlord’s Initial Fit Out.

-	Exhibit D—Tenant’s Right to Extend.

-	Exhibit E—Right of First Refusal to Leases.

-	Exhibit F—Guaranty of Lease by FHS.

-	Exhibit G—BOMA standards.

-	Exhibit H—Tenant Estoppel Certificate.

-	Exhibit I—Guaranty of Lease by Robert D. Scinto

-	Exhibit J—Cushman & Wakefield Commission Agreement

-	Exhibit K—Subordination, Non-Disturbance and Attornment Agreement

IN WITNESS WHEREOF, each party has caused this Lease to be executed on the date below written, the date of the Lease being as of the date set forth on the face page, if different than the date of execution for either party.

Landlord		Tenant

Beard Sawmill LLC, a Connecticut Limited liability company		Physicians Health Services of Connecticut, Inc., a Connecticut corporation

By:	/s/ ROBERT D. SCINTO	By:	/s/ PANNELL HAMILTON
Its:		Its:	CFO
Date:		Date:	8/21/00

Acknowledged and agreed to, as to Section 19.02:

Cushman & Wakefield of Connecticut, Inc.

By:	/s/ MARTIN J. K’ILKEARY
Martin J. K’ilkeary Assistant Secretary
Its:

State of
ss
City / Town of

County of

Personally appeared Pennell Hamilton, signer and sealer of the foregoing instrument, who acknowledged himself or herself to be the CFO of Physicians Health Services of CT, and the execution to be his or her free act and deed and the duly authorized free act and deed of                             , before me, this 21st of August, 2000.

Commissioner of the Superior Court/Notary Public

State of Connecticut

    ss City / Town of Shelton

County of Fairfield

Personally appeared Robert D. Scinto, signer and sealer of the foregoing instrument, who acknowledged the same to be his free act and deed, before me, this 23rd day of August, 2000.

/s/ WILLIAM PIACITELLI
Commissioner of the Superior Court/Notary Public

WILLIAM PIACITELLI
NOTARY PUBLIC
MY COMMISSION EXPIRES OCT. 31, 2001